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                                                                  Exhibit 99
                                                                  PRESS RELEASE

                           LAWTER INTERNATIONAL, INC.
                     990 SKOKIE BLVD., NORTHBROOK, IL 60062
                                  708 498-4700

FOR IMMEDIATE RELEASE
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(For further information, please contact Mr. Richard D. Nordman, President)


              LAWTER TO PROVIDE $22 MILLION ONE-TIME TAX CHARGE AND
                    APPROXIMATELY $6 MILLION IN OTHER CHARGES
                         TO 1993 FOURTH QUARTER EARNINGS


     Northbrook, Illinois -- January 7, 1994 -- Lawter International, Inc. announced that as a result of the Revenue Reconciliation Act of 1993, the Company has adopted an accounting change regarding past undistributed earnings of its foreign subsidiaries. Lawter has accumulated through the end of 1993 approximately $71 million of foreign earnings which had been deemed to be permanently reinvested abroad. These earnings have been exempt from local taxes or taxed at rates lower than the U.S. tax rate and no additional U.S. tax provision had been required.

     Lawter directors have today determined it is in the best interest of the Company to make these funds available to the U.S. parent for working capital, capital expenditures and potential U.S. acquisitions. As a result of this accounting change, the Company is required to provide a one-time $22 million tax charge to the fourth quarter of 1993. It should be noted that these taxes are not payable and Lawter's cash position is not reduced by this action until these funds are actually remitted to the U.S. parent.

     In addition, other after-tax charges and reserves of approximately $6 million will also be provided in the fourth quarter of 1993. This amount will cover such matters as voluntary waste disposal, refurbishing and cleaning waste water treatment facilities, writing down of marketable securities to market, inventory obsolescence, employee severance, costs incurred with the terminated Hach merger, and other miscellaneous items.

     Sales for the fourth quarter of 1993 have continued to surpass those of the same period of 1992. Audited results for sales and earnings for 1993 are expected to be available on February 15, 1994.

     Lawter directors authorized the construction of a new modern synthetic resin and printing ink manufacturing facility in Europe to be completed before the end of 1995.

     Lawter directors also voted a regular dividend of 10 cents per share payable March 1, 1994, to shareholders of record at the close of business February 14, 1994.

     Lawter management believes these decisions will enhance profitability and provide maximum financial flexibility in the years ahead and anticipates record sales and earnings for 1994.


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